Exhibit 3

WAIVER AND THIRD AMENDMENT TO LOAN AGREEMENT

This AMENDMENT is dated as of April 15, 2015 (this “Agreement”) and entered into among NORTH AMERICAN PALLADIUM LTD., a corporation incorporated under the federal laws of Canada (together with its permitted successors and assigns, the “Borrower”), LAC DES ILES MINES LTD., as guarantor (together with its permitted successors and assigns, the “Guarantor”) and BCP III NAP L.P., by its general partner, BROOKFIELD CAPITAL PARTNERS LTD., as lender (together with its successors and assigns, the “Lender”).

RECITALS:

A. The Borrower and the Lender are parties to a loan agreement dated as of June 7, 2013 (as amended by the First Amendment and the Second Amendment and in effect immediately prior to the effectiveness of this Agreement, the “Loan Agreement”).

B. The Borrower advised the Lender that the Borrower expected to be in default of Section 6.2.1 (Senior Debt to EBITDA Ratio) and Section 6.2.3 (Minimum Equity) of the Loan Agreement as of March 31, 2015 (the “Specified Defaults”). Further to discussions between the Lender and the Borrower, the Lender has been agreeing to a series of temporary waivers with respect to the non-compliance with the Specified Defaults.

C. The parties to the Loan Agreement wish to amend the Loan Agreement to: (i) accommodate the Borrower’s request to further extend the waiver of the Specified Defaults to grant the Borrower additional time to negotiate the terms of a consensual recapitalization in accordance with the Recapitalization Term Sheet, (ii) make available to the Borrower additional short-term liquidity pursuant to the Interim Facility; and (iii) provide for certain additional consequential changes to the Loan Agreement.

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions. Capitalized terms not defined in this Agreement have the meanings given to them in the Loan Agreement.

Section 1.2 Headings, etc. The inclusion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation hereof.

Section 1.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 2

WAIVERS

Section 2.1 Waivers. Subject to the effectiveness of this Agreement in accordance with Section 4.1, the Lender hereby agrees:

(i) to waive compliance by the Borrower with Section 6.2.1 (Senior Debt to EBITDA Ratio) of the Loan Agreement in respect of the calendar month periods ending March 31, April 30, May 31 and June 30, 2015 (in each case, in respect of the trailing twelve-month periods then ending);

(ii) to waive compliance by the Borrower with Section 6.2.3 (Minimum Equity) of the Loan Agreement from March 31, 2015 through and including June 30, 2015;

(iii) to waive any other Event of Default arising under the Loan Agreement resulting from the Borrower completing the Plan of Arrangement in connection with the transactions set out in the Recapitalization Term Sheet (as defined below) or any Superior Proposal (as defined in the Recapitalization Term Sheet); and

(iv) to waive, until August 15, 2015, any other Events of Default (not already qualified by materiality) which are immaterial and arise from circumstances beyond the Company’s control.

It is a condition of the foregoing waivers that the Borrower provide the financial statements contemplated by Section 6.3.1 of the Loan Agreement in respect of the calculation periods for which the waivers are applicable, together with a Compliance Certificate for the constituent monthly periods, no later than the 15th day after the end of the relevant month end (and for the month ending July 31, 2015). Beginning on and after July 1, 2015, Sections 6.2.1 and 6.2.3 of the Loan Agreement will again apply to the Borrower in accordance with their terms and, for greater certainty, such covenants will be tested in accordance with their terms on July 31, 2015 in respect of the Compliance Certificate due August 15, 2015. For clarity, any Event of Default that arises or exists thereafter will be actionable by the Lender in accordance with Section 8.2 (Remedies Upon Default) of the Loan Agreement and Applicable Law.

Section 2.2 Waiver Fee. A fee in the amount of $3,000,000 (the “Waiver Fee”) will be fully earned and payable by the Borrower to the Lender upon execution and delivery of this Agreement by the Borrower. The Waiver Fee will not be required to be paid in cash, and will instead be added to the Principal Amount and will thereafter accrue and bear interest at the same rate as the Loan.

ARTICLE 3

AMENDMENTS

Subject to the satisfaction of each of the conditions set forth in this Agreement, the Loan Agreement is hereby amended as set forth below, including by way of deletion of the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and the addition of bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text):

Section 3.1 Additional Definitions. Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical sequence:

“Break Fee” has the meaning attributed to it in the Recapitalization Term Sheet.

“First Amendment” means the first amendment to loan agreement in respect of this Agreement dated as of November 29, 2013 between the Borrower and the Lender.

“Interim Commitment Fee” has the meaning attributed to it in Section 2.5.3.

“Interim Facility” means the interim loan facility pursuant to which the Lender agrees to make available to the Borrower the Interim Loan during the Interim Loan Term pursuant to Section 2.5.

“Interim Facility Rate” has the meaning attributed to it in Section 2.5.4.

“Interim Loan” has the meaning attributed to it in Section 2.5.2.

“Interim Loan Advance Amount” means the principal amount advanced by the Lender in respect of the Interim Loan on the Interim Loan Funding Date (without regard to any deferral and capitalization of the Waiver Fee or the Interim Commitment Fee).

“Interim Loan Availability Period” means the period from and after the Third Amendment Effective Date up to (and including) April 17, 2015.

“Interim Loan Funding Date” means the date on which the Lender advances to the Borrower the Interim Loan pursuant to Section 2.5.2.

“Interim Loan Maturity Date” means September 15, 2015.

“Interim Loan Repayment Date” means the date on which the Borrower has repaid in full to the Lender the Principal Amount of the Interim Loan and all other Obligations relating to the Interim Loan.

“Interim Loan Term” means the period from and including the Interim Loan Funding Date to the Interim Loan Repayment Date.

“Plan Effective Date” means the date on which the consensual recapitalization of the Borrower will become effective in accordance with the Recapitalization Term Sheet.

“Recapitalization Term Sheet” means the executed term sheet dated as of April 15, 2015 in respect of a consensual recapitalization of the Borrower.

“Second Amendment” means the second amendment to loan agreement in respect of this Agreement dated as of October 30, 2014 between the Borrower and the Lender.

“Third Amendment” means the waiver and third amendment to loan agreement in respect of this Agreement dated as of April 15, 2015 between the Borrower and the Lender.

“Third Amendment Effective Date” means the date on which the conditions to effectiveness specified in Section 4.1 of the Third Amendment have been satisfied or waived in writing by the Lender.

“Waiver Fee” has the meaning attributed to it in the Third Amendment.

Section 3.2 Amended Definitions.

(a) The following definitions in Section 1.1 of the Loan Agreement are hereby amended as follows:

“Agreement” means this agreement as amended by the First Amendment, Second Amendment and Third Amendment and as may be further amended or otherwise modified from time to time; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this as a whole and not to any particular Article, Section, Schedule, or other portion hereof or thereof.

“Loan” means the loan in the aggregate ~~maximum~~ principal amount of ~~up to~~ US$~~169,726,889~~ 173,222,932 as at ~~November 29, 2013~~ April 15, 2015 (before giving effect to the Third Amendment) made by the Lender to the Borrower in accordance with the terms and conditions of this Agreement, as such amount may be increased or reduced from time to time in accordance with this Agreement, including as increased by the principal amount of the Interim Loan for so long as the Interim Loan remains outstanding.

“Maturity Date” means, (i) with respect to the Interim Loan, the Interim Loan Maturity Date, and (ii) otherwise, subject to extension pursuant to Section 3.12, June 7, 2017.

“Obligations” means all indebtedness, liabilities and other obligations owed to the Lender hereunder or under any other Loan Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising including, for greater certainty, the Interim Loan, Interim Commitment Fee, Waiver Fee, the Prepayment Fee and the Break Fee (if applicable).

“Principal Amount” means the principal amount of the Loan or, outstanding under this Agreement from time to time, which shall consist of the principal amount advanced hereunder ~~plus~~ including the Interim Loan and any deferred interest and fees which have been added to such principal amount in accordance with Sections 2.5 or 3.3, less any prepayments and repayments thereof.

Section 3.3 The Loan. The Loan Agreement is hereby amended as follows:

(a) Amending Section 2.2 (Availment) by adding the following subsections at the end of the such section:

2.2.10	$3,496,043 of the Loan was capitalized to the Principal Amount as at June 30, 2014, representing a portion of the interest at the accrued interest rate of 19% for the period from November 30, 2013 to June 30, 2014.

2.2.11	$3,000,000 was capitalized to the Principal Amount as at April 15, 2015 representing the Waiver Fee.

2.2.12	$750,000 was capitalized to the Principal Amount as at April 15, 2015 representing the Interim Commitment Fee.

2.2.13	$25,000,000 in respect of the Interim Loan will be available to the Borrower in a single advance in accordance with Section 2.5 representing the Interim Loan.

(b) Amending Section 2.4 (Prepayment Fee) by deleting the first paragraph thereof and replacing it with the following:

In consideration of the Lender making the Loan available, the Borrower agrees that the Lender has earned and is entitled to a make whole fee (the “Prepayment Fee”) payable upon: (i) any voluntary loan repayment pursuant to Section 3.5 (including a prepayment of the Interim Loan prior to Interim Loan Maturity Date); (ii) any accelerated or delayed payment or payment obligation arising upon an Event of Default as set forth herein, including without limitation, an Event of Default under Sections 8.1.10 and 8.1.15 herein; or (iii) any other circumstance in which an obligation to pay the Principal Amount (or any portion thereof) arises before the applicable Maturity Date, including without limitation, in connection with any mandatory payments required under Sections 3.6, 3.7 and 3.8 herein, (each of clauses (i) - (iii), a “Prepayment Trigger Event”). For greater certainty, the Lender shall be entitled to, and shall have a claim for, the Prepayment Fee in the event of an accelerated or delayed payment obligation of the Borrower upon an Event of Default hereunder even if the Borrower elects not to pay or is unable to pay the accelerated or delayed payment. The Borrower acknowledges and agrees that the Prepayment Fee constitutes liquidated damages, being a genuine estimate of the loss of profit of the Lenders and other damages arising from, or associated with the occurrence of, the Prepayment Trigger Event, and is not a penalty. The Prepayment Fee shall be the product of (x) the greater of the amount paid or payable upon a Prepayment Trigger Event multiplied by (y) the Interest Rate (being the Interim Facility Rate with respect to prepayments of the Interim Loan) multiplied by (z) a fraction, the numerator of which is the number of days from (but excluding) the date of that Prepayment Trigger Event to (and including) the Maturity Date (being the Interim Loan Maturity Date with respect to the Interim Loan), and the denominator of which is 365. Upon the Prepayment Trigger Event, the Prepayment Fee shall be added to the Principal Amount and interest shall be calculated on any unpaid part thereof in accordance with the terms herein.

(c) Inserting the following new Section 2.5 after Section 2.4 of the Loan Agreement, with the remaining sections in Article 2 and affected cross-references throughout the Loan Agreement to be renumbered accordingly:

2.5	Interim Facility

2.5.1	The Lender, in reliance on each of the representations and warranties set out herein and upon and subject to the provisions of this Agreement, including without limitation the satisfaction of the conditions set out in Section 4.2 of the Third Amendment, hereby agrees to make the Interim Loan available to the Borrower for drawdown during the Interim Loan Availability Period.

2.5.2	At any time during the Interim Loan Availability Period, upon satisfaction of the following conditions, the Borrower shall request a one-time advance of $25,000,000 (the principal amount advanced thereunder, together with the deferred and capitalized Interim Commitment Fee, being referred to as, the “Interim Loan”):

(i)	the Borrower has delivered to the Lender a completed Borrowing Notice in the form of Exhibit 1A no later than 10 a.m. on the requested funding date of the Interim Loan; and

(ii)	after giving effect to the waivers contained in the Third Amendment, no Default or Event of Default shall have occurred and be continuing.

2.5.3	In respect of the Interim Loan, a standby fee in the amount of $750,000 (the “Interim Commitment Fee”) will be fully earned and payable by the Borrower upon signing of this Agreement. The Interim Commitment Fee will not be required to be paid in cash, and will instead be added to the Principal Amount of the Interim Loan and will thereafter accrue and bear interest at the Interim Facility Rate.

2.5.4	Subject to Section 8.5, interest on the Interim Loan shall accrue (i) in the case of the Interim Commitment Fee, from the date of signing of this Agreement, and (ii) otherwise from and including the Interim Loan Funding Date, in each case through and including the Interim Loan Repayment Date, on the Principal Amount of the Interim Loan outstanding from time to time at a fixed rate equal to 16.0% per annum (the “Interim Facility Rate”) and shall be payable on each Interest Payment Date.

2.5.5	Notwithstanding any other term of this Agreement:

(i)	the Interim Loan Advance Amount, all accrued and unpaid interest thereon and the deferred and capitalized Interim Commitment Fee, will become due and payable on the Interim Loan Maturity Date;

(ii)	the Interim Loan (including the deferred and capitalized Interim Commitment Fee) may be prepaid at any time prior to the Interim Loan Maturity Date subject to payment by the Borrower to the Lender of the Prepayment Fee;

(iii)	notwithstanding Section 3.11, during the Interim Loan Term any repayments or prepayments under this Agreement will be allocated: (1) first, to the payment of accrued and unpaid interest on the Interim Loan; (2) second, to the repayment of any outstanding Interim Loan Advance Amount; (3) third, to the payment of the deferred and capitalized Interim Commitment Fee; and (4) fourth, in accordance with the terms of this Agreement without regard to this Section 2.5. Following the Interim Loan Term, any prepayments under this Agreement will be allocated in accordance with the terms of this Agreement without regard to this Section 2.5; and

(iv)	during the Interim Loan Term, the Borrower shall not make any payments in respect of principal or otherwise on account of any Subordinated Debt or the Junior Convertible Debentures, other than regularly scheduled interest payments on account of the Junior Convertible Debentures.

(d) Amending Section 3.1 (Interest Rate) as follows:

Subject to Sections 3.3 and 8.5, interest on the Loan shall accrue from and including the date of the advance of the Loan on the Principal Amount outstanding from time to time at a fixed rate of 15% per annum. Notwithstanding the foregoing;

(i)	for the period beginning November 29, 2013 until the Borrower’s resumption of cash interest payments on June 30, 2014, the Interest Rate was fixed at 19% per annum due to election of the Borrower to defer interest payments pursuant to Section 3.3.2; and

(ii)	with respect to the Interim Loan, interest shall accrue on the Principal Amount of the Interim Loan outstanding from time to time at the Interim Facility Rate.

(e) Adding a new “Exhibit 1A” following “Exhibit 1” of the Loan Agreement in the Form of Schedule A to this Agreement.

ARTICLE 4

CONDITIONS

Section 4.1 Conditions to Effectiveness. The effectiveness of this Agreement and the waivers and amendments provided herein are subject to satisfaction of the following conditions precedent (other than any of which have been waived in writing by the Lender):

(a) receipt by the Lender of a copy of this Agreement duly executed and delivered by all parties hereto;

(b) the Lender and the Borrower have executed the Recapitalization Term Sheet;

(c) delivery to the Lender of an Officer’s Certificate in respect of the Borrower certifying that:

(i) the articles, memorandum, by-laws, constating documents or other organizational documents of the Borrower have not been amended or otherwise modified since October 30, 2014;

(ii) attached thereto are true and correct copies of the resolutions or other documentation evidencing that all necessary action (if any), corporate or otherwise, has been taken by the Borrower to authorize the execution, delivery and performance of this Agreement and any related agreements;

(iii) attached thereto is a true and correct copy of a certificate of incumbency including sample signatures of officers and directors in respect of the Borrower that is party to this Agreement;

(iv) the representations and warranties contained in Section 4.1 of the Amended Loan Agreement, as modified by the Compliance Certificates delivered by the Borrower to the Lender, are true and correct as of the Third Amendment Effective Date; and

(v) after giving effect to the waivers contained in the Third Amendment, there exists no Default or Event of Default as of the Third Amendment Effective Date.

Section 4.2 Conditions to Drawdown of the Interim Facility. In addition to the continued satisfaction of the applicable conditions precedent set forth in Section 4.1, the Borrower’s right to drawdown the Interim Loan is subject to satisfaction of the conditions precedent set forth below in this Section 4.2 (other than any of which have been waived in writing by the Lender):

(a)	delivery to the Lender of an Officer’s Certificate in respect of the Borrower and the Guarantor certifying that:

(i)	in respect of the Borrower, the articles, memorandum, by laws, constating documents or other organizational documents of the Borrower have not been amended or otherwise modified since the Third Amendment Effective Date, and in respect of the Guarantor, certifying that attached to such Officer’s Certificate is a true and complete copy of the organizational documents of the Guarantor;

(ii)	attached thereto are true and correct copies of the resolutions or other documentation evidencing that all necessary action, corporate or otherwise, has been taken by the Borrower and the Guarantor to authorize entering into of the Interim Facility and any related agreements and the incurrence of the additional Debt in respect thereof;

(iii)	attached thereto is a true and correct copy of a certificate of incumbency including sample signatures of officers and directors in respect of the Borrower and the Guarantor;

(iv)	each of the representations and warranties made by or on behalf of the Borrower and the Guarantor to the Lender in any of the Loan Documents was true and correct when made and in all material respects remains, true and correct on the Interim Loan Funding Date (except to the extent stated to be made only as of a specified date), with the same full force and effect as if each of those representations and warranties had been made by the applicable Obligor on the Interim Loan Funding Date; and

(v)	after giving effect to the waivers contained in the Third Amendment, there exists no Default or Event of Default as of the Interim Loan Funding Date;

(b)	receipt by the Lender of a waiver and extension by the lenders under the BNS Credit Agreement in form and substance acceptable to the Lender to provide the Borrower the requested time and flexibility to implement the transactions contemplated by the Recapitalization Term Sheet; and

(c)	an opinion of counsel to the Obligors with respect to customary corporate matters and the enforceability of this Agreement, and otherwise in form and substance satisfactory to the Lender, acting reasonably.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Ratification of Existing Obligations and Security. Each of the Borrower and the Guarantor hereby acknowledges and confirms that:

(a) other than to the extent expressly waived hereby, the terms of the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed;

(b) other than to the extent expressly waived hereby, the Obligations of the Borrower and the Guarantor under the Loan Agreement and each other Loan Document to which it is a party will not otherwise be impaired or affected by the execution and delivery of this Agreement; and

(c) notwithstanding the waivers and amendments granted hereby, each Security Document to which it is a party and the Security granted thereunder will continue in full force and effect as general and continuing collateral security for all of the Obligations.

Section 5.2 Further Assurances. The Borrower shall at its own expense do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, security documents, powers of attorney and assurances as the Lender may from time to time request to better assure and perfect, protect and preserve the security interests and other interests under the Security after giving effect to this Agreement.

Section 5.3 Benefits. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 5.4 Loan Document. This Agreement constitutes a Loan Document for all purposes under the Loan Agreement.

Section 5.5 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or PDF via email, each of which will be deemed to be an original.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date stated on the first page above.

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	President and Chief Executive Officer

By:	/s/ David Langille
Name:	David Langille
Title:	Chief Financial Officer

LAC DES ILES MINES LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	Director

By:	/s/ David Langille
Name:	David Langille
Title:	Director and Chief Financial Officer

BCP III NAP L.P., by its administrative general partner BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ David Nowak
Name:	David Nowak
Title:	Managing Partner

By:	/s/ J. Peter Gordon
Name:	J. Peter Gordon
Title:	Managing Partner

SCHEDULE A

Form of Exhibit 1A

EXHIBIT 1A

FORM OF BORROWING NOTICE RE INTERIM LOAN

TO:	BCP III NAP L.P., by its general partner BROOKFIELD CAPITAL PARTNERS LTD. (the “Lender”)

FROM:	NORTH AMERICAN PALLADIUM LTD. (the “Borrower”)

RE:	Loan Agreement dated as of June 7, 2013 between the Borrower and the Lender (as amended, modified, revised, restated or replaced from time to time, the “Loan Agreement”)

DATE:	●

This notice of request for an advance under Section 2.5 of the Loan Agreement is delivered to you pursuant to the Loan Agreement. All defined terms used but not defined in this borrowing notice have the respective meanings set forth in the Loan Agreement.

The undersigned hereby requests a one-time advance of the Interim Loan under Section 2.5 of the Loan Agreement from the Lender as follows:

(a) Requested funding date of Interim Loan: April ●, 2015.

(b) Total principal amount of Interim Loan to be advanced: $25,000,000.

No Default or Event of Default has occurred and is continuing nor will any such event occur as a result of the aforementioned advance.

The representations and warranties made in or pursuant to Section 4.1of the Loan Agreement, except to the extent expressly stated to be made as of an earlier date, are true on and as of the date hereof with the same effect as if such representations and warranties had been made on and as of the date hereof.

After giving effect to the waivers contained in the Third Amendment, no event has occurred since October 30, 2014, except as publicly disclosed prior to the date hereof which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect, including any event arising as a result of any casualty or disaster, accident, labour dispute, exercise of power of eminent domain or other governmental action, act of God or other reason whatsoever.

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This Notice is signed as of the date stated in the headings field above:

NORTH AMERICAN PALLADIUM LTD.

By:
Name:
Title: